Exhibit 10.2

Wednesday, April 27, 2022

Revised: Thursday, April 28, 2022

Jennifer S. Cote

Holliston, MA 01746

Sent via Email.

Dear Jennifer,

Harvard Bioscience “HBIO” is pleased to extend to you a full-time offer of employment as Vice President, Finance based on the terms and subject to the conditions described below. I hope that you will find this new position challenging and rewarding.

Start Date	Monday, May 16, 2022
Salary

Before all appropriate withholding deductions, your gross starting weekly salary will be $4,807.70 paid every two weeks, which is the yearly equivalent of $250,000 annually.

You are eligible to participate in the HBIO Annual Performance Plan. Your potential award is based on 25% of your salary earned during the incentive period (start date – December 31). The HBIO Compensation Committee will determine the measurement of the actual performance against goals in the HBIO Annual Performance Bonus Plan after the end of the year.

Subject to the approval of the Board of Directors, you will receive an award of Harvard Bioscience restricted stock units (RSUs) equal to 50% of the starting annual salary.  The number of shares you receive will be based on the closing stock price of Harvard Bioscience on the date of the date of the approval of the award by the Company’s Board of Directors.  These awards will be subject to a vesting schedule of one-third per year, beginning with the first anniversary of the grant date.  The specific terms of the awards will be outlined in an individual award agreement which will be presented to you after the approval of the award.

Other Benefits	You will also be eligible for all other customary benefits offered to our full-time employees. These include group health, dental, life, disability insurance, the company 401(k) plan, and eleven (11) paid holidays. As a senior leader in the organization, you will participate in a separate vacation plan which allows you to take time off as needed.

Conditions of Employment

Your employment at HBIO will be “at will.” Either you or HBIO may terminate your employment, with or without cause. No definite term of employment is intended or offered.

Your offer of employment at HBIO is conditional upon the following:

•       Your information regarding academic degrees, certification, and criminal background must be verified as being accurate.

•       You must sign HBIO standard confidentiality and noncompetition agreement and return the documents to Human Resources before your first day of employment.

•       You must sign the HBIO Code of Conduct and return the documents to Human Resources on your first day of employment.

•       Represent that there are no contractual or other obligations with a former employer that would prohibit or interfere with your ability to work for HBIO.

•       Under the Immigration and Control Act (IRCA), you must be able to verify your identity and authorization to work as required by federal law.

•       You confirm your formal acceptance by signing this letter and returning it to Lori Packer lpacker@harvardbioscience.com.

I sincerely hope this package will be acceptable. If this offer meets with your understanding, please sign below, and return it to Lori Packer's attention by Monday, May 2, 2022. I look forward to you becoming a full-time member of our team. Should you have any questions or desire additional information, please do not hesitate to contact Lori or me.

Sincerely,

/s/Michael Rossi

Chief Financial Officer

Accepted this 29th day of April 2022

/s/Jennifer Cote